                                                                    EXHIBIT 21.1



                        TALX CORPORATION AND SUBSIDIARIES

                        Subsidiaries of TALX Corporation


1.   Ti3, Inc. - A Texas corporation

2.   James E. Frick, Inc. - A Missouri corporation

3.   Garcia Acquisition Sub, Inc. - A Missouri corporation